Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated May 4, 2000 except for Notes 1 and 14, as to which the date is June 30, 2000, accompanying the financial statements and Schedule II, of KPMG Consulting, Inc. (successor to the consulting business of KPMG LLP) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Selected Financial Data” and “Experts”.

GRANT THORNTON LLP

New York, New York

August 4, 2000